Exhibit A

Baldwin & Lyons, Inc. Restricted Stock Compensation Plan

1.
Purposes.  The purposes of the Baldwin & Lyons, Inc. Restricted Stock Compensation Plan are to attract and retain the best available Employees and Directors and to promote the success of the Corporation and Related Entities.

2.	Definitions. The terms used in this Plan have the following definitions:

(a)	“Administrator” means the Board and each Committee.

(b)
“Applicable Laws” means the requirements for equity compensation plans and awards under federal securities laws, the Code, applicable state corporate and securities laws, the rules of any applicable stock exchange or national market system applicable to Awards.

(c)	“Award” means the determination to make one or more grants of Restricted Stock.

(d)
“Award Agreement” means the written agreement for the grant of an Award executed by the Corporation, any Parent or Related Entity to which the Grantee primarily provides services on the date of grant, and the Grantee, and any amendments thereto.

(e)	“Board” means the Corporation’s board of directors.

(f)
“Cause” means a Separation From Service by the Corporation and all Parents and Related Entities for cause as defined in a then-effective written agreement between the Corporation, a Parent or Related Entity, and the Grantee, and in the absence of such agreement or policy and definition, results from any one or more of the following as determined by the Administrator in its exclusive discretion:

(i)
the entry of a final judgment of conviction of the Grantee by a trial court for a felony regardless of whether the Grantee appeals the judgment, or entry of  a plea of nolo contendere by the Grantee to a felony;

(ii)
the issuance of a final award, judgment, or order by an administrative agency, a single arbitrator or panel of arbitrators, governmental body, governmentally-owned corporation, self-regulatory organization, or trial court that prohibits or prevents the Grantee from performing any material obligation to the Corporation, a Parent, or a Related Entity for more than six (6) months regardless of whether the Grantee appeals the award, judgment, or order;

(iii)
the Grantee’s intentional violation of any law that causes or threatens to cause a material loss to any business of the Corporation, a Parent, or a Related Entity; provided, however, that the foregoing provision does not apply to a violation subject only to a monetary fine of fifty thousand ($50,000) dollars or less;

(iv)
the Grantee’s violation of any law governing any business of the Corporation, a Parent, or a Related Entity; provided, however, that the foregoing provisions does not apply if the Grantee acted (A) in accordance with the written direction or policy of the Board or the board of directors or other governing body of the Parent or Related Entity to which the Grantee primarily provides services; or (B) in reliance on the written advice of counsel to the Corporation, a Parent, or a Related Entity requested by the Board or the board of directors or other governing body of the Parent or Related Entity to which the Grantee primarily provides services;

(v)	the Grantee’s failure, other than by reason of death or Disability, to perform satisfactorily on a regular basis an material duty as an Employee or Director;

(vi)
the Grantee’s failure, other than by reason of death or Disability, to carry out the reasonable and achievable business directions of the Board or the board of directors or other governing body of the Parent or Related Entity to which the Grantee primarily provides services, or any Officer who customarily gives business directions to the Grantee, and the failure continues for more than thirty (30) days after the Grantee receives from the person or entity that gave the directions written notice specifying the failure and requesting the Grantee to cure it;

(vii)
(A) any act or failure to act by the Grantee that the Grantee intends to cause or threaten to cause a material loss to any business of the Corporation, a Parent, or a Related Entity; (B) any act or failure to act by the Grantee that constitutes gross negligence and causes or threatens to cause a material loss to any business of the Corporation, a Parent, or a Related Entity; or (C) multiple acts or failures to act by the Grantee that constitute negligence and cause or threaten to cause a material loss to any business of the Corporation, a Parent, or a Related Entity;

(viii)	the Grantee’s intentional interference with any business of the Corporation, a Parent, or a Related Entity that causes or threatens to cause a material loss to that business;

(ix)	the Grantee’s falsification of any information given to a Director or Officer or a director or officer of a Parent; or

(x)	any act by the Grantee directed against the Corporation, a Parent, or a Related Entity of bribery, embezzlement, fraud, misappropriation of assets, or receipt of kickbacks.

During the thirty (30) day cure periods of subparagraph (vi) above, the Grantee shall not vest in Restricted Stock Awards.

(g)	“Change in Control” means a change in ownership or control effected through any one or more of the following:

(i)	the provisions of this Section 2(g) shall not apply in any manner with respect to the Shapiro family as disclosed in the definitive proxy statements filed by the Corporation with the SEC;

(ii)
any one person or entity, or more than one person or entity acting as a group, acquires ownership of Class A voting stock of the Corporation that, together with Class A voting stock previously held by the acquirer, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Corporation’s stock.  If any one person or entity, or more than one person or entity acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Corporation’s stock, the acquisition of additional stock by the same person or entity or persons or entities acting as a group does not cause a change in ownership.  An increase in the percentage of stock owned by any one person or entity, or persons or entities acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property, is treated as an acquisition of stock;

(iii)
any one person or entity, or more than one person or entity acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that person or entity or persons or entities acting as a group) ownership of the Corporation’s stock possessing at least thirty percent (30%) of the total voting power of the stock;

(iv)
a majority of the members of the corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of appointment or election; or

(v)
any one person or entity, or more than one person or entity acting as a group, acquires (or has acquired during the twelve (12) month period ending on a date of the most recent acquisition by that person or entity or persons or entities acting as a group) assets from a corporation that have a total gross fair market value equal to at least forty percent (40%) of the total gross fair market value of all the Corporation’s assets immediately prior to the acquisition or acquisitions.  Gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.

In determining whether a Change in Control occurs, the attribution rules of Code Section 318 apply to determine stock ownership.

(h)	“Class A Common Stock” or “Class A Share” means the Corporation’s Class A voting common stock.

(i)	“Class B Common Stock” or “Class B Share” means the Corporation’s Class B non-voting common stock.

(j)
“Code” means the Internal Revenue Code of 1986, as amended, the final and temporary regulations promulgated thereunder, and all authorities that constitute substantial authority under Code Section 6662.

(k)	“Committee” means each Committee appointed by the Board under Section 4(a).

(l)	“Corporation” means Baldwin & Lyons, Inc., an Indiana corporation.

(m)
“Date of Grant” and “Date of grant of an Award” means the date on which the Corporation, a Parent, and a Related Entity completes all action by the entity necessary to create the legally binding right to the Award.  An action by an entity is not complete until the date on which the maximum number of Shares that can be received under the Award is fixed and determinable and the Grantee’s identity is designated.

(n)	“Director” means a member of the Board or the board of directors or other governing body of a Related Entity.

(o)
“Disability” means that a Grantee is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least twelve (12) months; or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least twelve (12) months, receiving income replacement benefits for at least three (3) months under an accident and health plan covering the Corporation’s, a Parent’s, or a Related Entity’s Employees.

(p)	“Employee” means any person, including a Director or Officer, who is a common law employee of the Corporation or a Related Entity. The payment of a director’s fee does not result in employment.

(q)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)	“Fair Market Value” means, as of any date, the fair market value of a Share determined as follows:

(i)
When there is a public market for the Shares, the Fair Market Value shall be determined by (A) the closing price for a Share on the market trading day on the date of determination (and if a closing price was not reported on that date, then the arithmetic mean of the closing bid and asked prices at the close of the market on that date, and if these prices were not reported on that date, then the closing price on the most recently preceding trading date on which a closing price was reported) on the stock exchange or national market system that is the primary market for the Shares; and (B) if the Shares are not traded on such stock exchange or national market system, the arithmetic mean of the closing bid and asked prices for a Share on the NASDAQ Small Cap Market for the day prior to the date of the determination (and if these prices were not reported on that date, then on the last date on which these prices were reported), in each case as reported in The Wall Street Journal or such other source that the Administrator considers reliable in its exclusive discretion; or

(ii)
If the Administrator, in its exclusive discretion, determines that the foregoing methods do not apply or produce a reasonable valuation, then Fair Market Value shall be determined by an independent appraisal that satisfies the requirements of Code Section 401(a)(28)(C) as of a date within twelve (12) months before the date of the transaction for which the appraisal is used, e.g., the date of grant of an Award (the “Appraisal”).  If the Administrator, in its exclusive discretion, determines that the Appraisal does not reflect information available after the date of the Appraisal that may materially affect the value of Shares, then Fair Market Value shall be determined by a new Appraisal.

(s)	“Fees for Fees” means the amounts under Section 21(a) of this Agreement.

(t)	“Good Reason” means a Grantee’s voluntary Separation From Service when the following conditions are satisfied:

(i)	The Separation From Service occurs no later than six (6) months after initial existence of one or more of the following conditions that arise without the Grantee’s consent:

(A)	a material diminution in the Grantee’s base compensation;

(B)	a material diminution in the Grantee’s authority, duties, or responsibilities;

(C)
a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Grantee reports, including a requirement that the Grantee report to an officer or employee instead of reporting directly to the board of directors or other governing body;

(D)	a material change in the geographical location at which the Grantee performs services; or

(E)
any other act or failure to act that constitutes a material breach by the Corporation, a Parent, or a Related Entity of an employment agreement or other agreement under which the Grantee provides services; and

(ii)
The Grantee gives written notice to the board of directors or other governing body of the entity to which the Grantee primarily provides services of the condition described in subparagraph (i) within ninety (90) days of its initial existence, and upon receipt of the written notice, the Corporation, Parent, or Related Entity has thirty (30) days to cure it.

(u)	“Grantee” means an Employee, Director, or Contractor who receives an Award under an Award Agreement.

(v)	“Officer” means a person who is an officer of the Corporation or a Related Entity under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w)
“Parent” means any corporation, other than the Corporation, in an unbroken chain of corporations ending with the Corporation, if on the date of grant or an Award each corporation, other than the Corporation, owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(x)	“Plan” means the Baldwin & Lyons, Inc. Restricted Stock Compensation Plan as it may be amended.

(y)
“Related Entity” means the corporation or other entity, other than the Corporation, to which the Grantee primarily provides services on the date of grant of an Award, and any corporation or other entity, other than the Corporation, in an unbroken chain of corporations or other entities beginning with the Corporation in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, and ending with the corporation or other entity that has a controlling interest in the corporation or other entity to which the Grantee primarily provides services on the date of grant of an Award.  For a corporation, a controlling interest means ownership of stock possessing at least fifty percent (50%) of total combined voting power of all classes of stock, or at least fifty percent (50%) of the total value of all classes of stock.  For a partnership or limited liability company, a controlling interest means ownership of at least fifty percent (50%) of the profits interest or capital interest of the entity.  In determining ownership, the rules of Treasury Regulation §§ 1.414(c)-3 and 1.414(c)-4 apply.

(z)
“Related Parent” means any corporation or other entity in an unbroken chain of corporations or other entities in which the Corporation is a member and in which each corporation or other entity owns more than fifty percent (50%) of the total fair market value and total voting power in one of the other corporations or entities in the chain.

(aa)
“Restricted Stock” means a specified number of Class B Shares issued to a Grantee for a specified purchase price, if any, and subject to the transfer restrictions,  risks of forfeiture, repurchase obligations, rights of first refusal, vesting schedules, performance goals for vesting, and other provisions as the Administrator determines in its exclusive discretion.

(bb)	“Rule 16b-3” means Rules 16b-3 promulgated under the Exchange Act.

(cc)
“Section 424 Corporate Transaction” means the occurrence, in a single transaction or a series of related transactions, or any one or more of the following: (i) a sale or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries; (ii) a sale or other disposition of more than fifty percent (50%) of the outstanding stock of the Corporation; (iii) the consummation of a merger, consolidation, or similar transaction after which the Corporation is not the surviving corporation; (iv) the consummation of a merger, consolidation, or similar transaction after which the Corporation is the surviving corporation but the shares outstanding immediately preceding the merger, consolidation, or similar transaction are converted or exchanged by reason of the transaction into other stock, property, or cash; or (v) a distribution by the Corporation (excluding an ordinary dividend or a stock split or stock dividend described in Treasury Regulation § 1.424-1(e)(4)(v)).

(dd)	“Securities Act” means the Securities Act of 1933, as amended.

(ee)
“Separation From Service” means a Grantee separates from service as an Employee or Director of the Corporation and all Parents and Related Entities when the Grantee dies, retires, or has a termination of service in accordance with the following provisions:

(i)
The employment relationship is treated as continuing intact while the Grantee is on military leave, sick leave, or other bona fide leave of absence, if the period of leave does not exceed six (6) months or, if longer, as long as the Employee’s right to reemployment with the Corporation, a Parent, or a Related Entity is provided by statute or contract.  A leave of absence is bona fide only if there is a reasonable expectation that the Employee will return to perform services for the Corporation, Parent, or Related Entity.  If the period of leave exceeds six (6) months and the Grantee’s right to reemployment is not provided by statute or contract, the employment relationship is deemed to terminate on the first day immediately following the six (6) month period;

(ii)
If a Grantee performs services in more than one capacity, the Grantee must Separate From Service in all capacities as an Employee and Director.  Notwithstanding the foregoing, if a Grantee provides services both as an Employee and a Director, the services provided as a Director are not taken into account in determining whether the Grantee has a Separation From Service as an Employee under a nonqualified deferred compensation plan in which the Grantee participates as an Employee and that is not aggregated under Code Section 409A  with any plan in which the Grantee participates as a Director.  In addition, if a Grantee provides services both as an Employee and a Director, the services provided as an Employee are not taken into account in determining whether the Grantee has a Separation From Service as a Director under a nonqualified deferred compensation plan in which the Grantee participates as a Director and that is not aggregated under Code Section 409A with any plan in which the Grantee participates as an Employee.

(ff)	“Share” means both Class A Shares and Class B Shares.

(gg)
“Subsidiary” means any corporation, other than the Corporation, in an unbroken chain of corporations beginning with the Corporation, if on the date of grant of an Award each of the corporations, other than the last corporation in the chain, owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock on one of the other corporations in the chain.

(hh)	“Taxes” means all foreign, federal, state, and local employment, excise, income, and payroll taxes.

3.	Stock Subject to the Plan.

(a)
Subject to the provisions of Section 10, the maximum aggregate number of Class B Shares that may be issued under all Awards is 1,250,000 (One Million, Two Hundred Fifty Thousand) Class B Shares.  The Class B Shares may be authorized but unissued, or reacquired Class B Shares.  The Corporation shall reserve and keep available the number of Class B Shares necessary to satisfy the Plan’s requirements.

(b)
Class B Shares subject to an Award or a portion thereof that expires or is forfeited or cancelled, shall not reduce the maximum aggregate number of Class B Shares that may be issued under the Plan.  Class B Shares that have been issued under an Award shall not be available for future issuance under the Plan, except that if unvested Class B Shares are forfeited, these Class B Shares shall be so available.

4.	Plan Administration.

(a)	Administrator.

(i)
Administration.  The Plan shall be administered by (A) the Board; or (B) a committee appointed by the Board consisting of three (3) or more members of the Board, each of whom shall be a non-employee director under Rule 16b-3 and an outside director under Code Section 162(m)(4) (the “Committee”).  Once appointed, the Committee and any member thereof shall continue to serve until the Board, in its exclusive discretion, determines otherwise.

(ii)
Committee decisions shall be made by a majority of its members in attendance at a meeting at which a quorum is present.  Any decision reduced to writing and signed by all Committee members shall be as effective as if it had been made at a duly held meeting.

(b)
Administrator’s Authority and Discretion.  Subject to Applicable Laws and the Plan’s provisions, and except as otherwise determined by the Board, the Administrator shall have the exclusive authority and discretion:

(i)	to select the Employees and Directors to whom Awards may be granted;

(ii)	to determine whether and the extent to which Awards are granted;

(iii)	to determine the number of Class B Shares covered by each Award;

(iv)	to approve forms of Award Agreements;

(v)	to determine the provisions of any Award and Award Agreement;

(vi)
to amend the provisions of any outstanding Award or Award Agreement; provided, however, that any amendment that would adversely affect a Grantee’s rights under an outstanding Award Agreement may be made only with the Grantee’s written consent.  Notwithstanding the foregoing provisions, the Board may, without a Grantee’s written consent, amend the provisions of an outstanding Award Agreement to bring an Award Agreement into compliance with,  or obtain an exemption from, the requirements of Code Section 409A;

(vii)	to construe and interpret the provisions of the Plan, Awards, and Award Agreements;

(viii)	to make all factual and legal determinations under the Plan, Awards, and Award Agreements;

(ix)
to add provisions to an Award or Award Agreement to accommodate the laws of any applicable federal or state jurisdiction and provide Grantees with favorable treatment under these laws; provided, however, that the Administrator shall not add provisions inconsistent with the Plan; and

(x)	to take all other actions consistent with Applicable Laws and the Plan’s provisions as the Administrator determines appropriate.

5.
Eligibility.  The Administrator may grant Awards to Employees and Directors.  In addition, the board of directors or other governing body of a Parent or Related Entity to which the Employee or Director primarily provides services on the date of grant must have adopted the Plan and approved the Award on or prior to the date of grant.  An Employee or Director who has been granted an Award or an award under another plan may be granted additional Awards.

6.	Characteristics of Awards.

(a)	Designation. The Administrator shall set forth the provisions of each Award in an Award Agreement.

(b)
Provisions.  Subject to Applicable Laws and the Plan’s provisions, the Administrator shall, in its exclusive discretion, determine the provisions of each Award, including without limitation any transfer restrictions, forfeiture provisions, repurchase obligations, rights of first refusal, vesting schedules, and performance goals for vesting.  Performance goals may be based on any one or more performance measures as determined by the Administrator in its exclusive discretion.  Partial achievement of performance goals may, as provided in an Award Agreement, result in payment or vesting corresponding to the degree of achievement.

(c)	Acceleration Exercise and Vesting Dates. The Board may, in its exclusive discretion, accelerate at any time and from time to time the vesting date of a portion of or an entire Restricted Stock Award.

(d)	Term. The term of each Award shall be the term provided in the Award Agreement.

(e)
Transferability.  Awards shall not be assigned, encumbered, pledged, sold, transferred, or otherwise disposed of; provided, however, that an Award Agreement may provide that these Awards may be transferred to the Grantee’s estate in the event of Grantee’s death.

(f)
Restricted Stock.  Upon an Award of Restricted Stock, the Corporation shall deliver to the Grantee a notice of the issuance of the Restricted Stock.  The Shares represented by the notice shall be subject to the restrictions in the Award Agreement.  Once the Restricted Stock Award vests, the Corporation shall issue a new certificate for the Shares without restrictions.  In the event that the recipient is a “Control Person” within the meaning of the Securities Act, the Corporation may place an appropriate Securities Act legend on the Shares.

(g)
Code Section 162(m).  To protect the Corporation’s or a Related Entity’s deductibility under Code Section 162(m), the Administrator may make Restricted Stock Awards subject to the achievement of one or more pre-established performance goals for corporate, division, group, subsidiary, or unit performance, including, but not limited to, increases in gross revenue, earnings per Share, and ratios of earnings to equity or assets.  The Administrator may, in its exclusive discretion, change these goals to reduce or eliminate, but not to increase, a Restricted Stock Award.

7.
Payment and Withholding.  The Corporation shall not issue and deliver Class B Shares until the Grantee makes arrangements acceptable to the Administrator, in its exclusive discretion, for satisfaction of all Tax withholding obligations, including the grant or vesting of a Restricted Stock Award, the making of a Code Section 83(b) election, and the sale or other disposition of Shares received under an Award.  The Tax withholding obligations may, in the Administrator’s exclusive discretion, be satisfied in cash, or in Shares by the Grantee’s surrender of previously acquired Shares or the Corporation’s retention of Shares otherwise to be delivered.

8.	Exercise of Awards.

(a)
Procedure; Rights as a Shareholder.  Between the date of grant and the date(s) of vesting and issuance of the certificate(s), as provided in Section 6(f), a Grantee shall have any right to vote Restricted Stock and to receive dividends, and any other rights as a shareholder.  Specifically, the Grantee shall be entitled to any dividends declared on the Class B Shares between the date of grant and the date of vesting.

(b)	Exercise and Termination of Awards After Separation From Service.

(i)	Upon a Grantee’s Separation From Service for Cause, all unvested Restricted Stock Awards shall terminate on the date of Separation From Service.

(ii)
Upon a Grantee’s Separation From Service for Good Reason, or without Cause by the Corporation and all Parents and Related Entities, or upon non-renewal by the Corporation and all Parents and Related Entities of all the agreements under which the Grantee provides services, the Grantee shall fully vest in all Awards.

(iii)
Upon a Grantee’s Separation From Service by reason of death,  Disability or retirement after the Grantee reaches age 50 and has completed at least 20 years of service to the Corporation, the Grantee shall fully vest in all Awards.

(iv)	Except as otherwise provided in this Section8(b)or in an Award Agreement, all unvested Awards shall terminate on the date of Separation From Service.

(c)
Awards of Nonexempt Employees.  A nonexempt Employee under the Fair Labor Standards Act shall not vest in a Restricted Stock Award until at least six (6) months after the date of grant, or such shorter or longer period as the Administrator, in its exclusive discretion, determines, so that the income and gain realized or recognized under an Award shall be excluded from the nonexempt Employee’s regular rate of pay.

9.	Conditions on Issuance of Shares.

(a)
The Corporation shall not issue Class B Shares on the vesting of a Restricted Stock Award, unless the exercise and issuance complies with Applicable Laws.  This obligation shall not require the Corporation, a Parent, or a Related Entity to register under the Securities Act any Award, Class B Shares, or any stock of the Corporation, a Related Entity, a Parent, or a Related Parent.

(b)
The Corporation shall use reasonable efforts to obtain the approval from any regulatory body that the Corporation’s counsel delivers a written opinion addressed to the Board that it is more likely than not to be necessary for the issuance or sale of Class B Shares.  If, after reasonable efforts the Corporation does not obtain this approval, the Corporation shall not have any liability for failure to issue the Class B Shares.  This obligation shall not require the Corporation, a Parent, or a Related Entity to register under the Securities Act any Award, Class B Shares, or any stock of the Corporation, a Related Entity, a Parent, or a Related Parent.

(c)
As a condition to the grant or vesting of a Restricted Stock Award, the Board may, in its exclusive discretion, require a Grantee to (i) represent and warrant that the Class B Shares are being acquired only for investment for the Grantee’s account and without any present intention to sell or distribute the Shares; (ii) represent and warrant that the Grantee shall not make any short sale of, grant any option for the purchase, loan, pledge, or otherwise encumber or dispose of the Class B Shares; and (iii) indemnify the Corporation, all Parents and Related Entities, the Board, the board of directors or other governing body of each Parent and Related Entity, each Committee, and each Director, Officer, and Employee acting on behalf of the Board or a Committee (an “Indemnitee”) for all assessments, claims, costs, damages, expenses, fines, judgments, liabilities, losses, penalties, and reasonable accountant’s, actuary’s, and attorney’s and paralegal’s fees and disbursements arising from or related to the representation and warranties in (i) and (ii).  The foregoing provisions shall not apply if the issuance of Shares has already been registered under a then-effective registration statement under the Securities Act.

10.
Adjustments on Changes in Capitalization. If any combination, consolidation, forward or reverse split, merger, reorganization, repurchase, spin-off, or exchange of stock, stock dividend or other special and nonrecurring dividend or distribution (whether in cash, securities, or other property), liquidation, dissolution or other transaction, affects the Class B Shares such that an adjustment is appropriate to prevent dilution or enlargement of Grantees’ rights, then the Administrator may, in its exclusive discretion, adjust all or any portion of (i) the number of shares and classes of stock available thereafter for Restricted Stock Awards in the aggregate to all Grantees, and individually to any one Grantee; (ii) the number of shares and classes of stock that may be delivered for outstanding Restricted Stock Awards.

11.	Change in Control.

(a)
On a Change in Control of the Corporation or a Related Parent of the Corporation, each Award of a Grantee who on the date of the Change of Control provides services primarily to the Corporation shall fully vest and be released from all transfer restrictions.  Notwithstanding the foregoing provisions, the Administrator may, in its exclusive discretion, provide in any Award, Award Agreement, or as part of a Section 424 Corporate Transaction that any one or more of the foregoing provisions shall not apply.

(b)
On a Change in Control of a Related Entity or a Related Parent of the Related Entity, each Award of a Grantee who on the date of the Change in Control provides services primarily to the Related Entity shall fully vest and be released from all transfer restrictions.  Notwithstanding the foregoing provisions, the Administrator may, in its exclusive discretion, provide in any Award, Award Agreement, or as part of a Section 424 Corporate Transaction that any one or more of the foregoing provisions shall not apply.

(c)
For Restricted Stock Awards, the Administrator may, in its exclusive discretion, provide in any Award, Award Agreement, or as part of a Section 424 Corporate Transaction, that in a Section 424 Corporate Transaction a portion of or an entire Restricted Stock Award may be assumed or an equivalent Restricted Stock Award substituted by the successor corporation, or a parent or subsidiary of the successor corporation.

12.
Effective Date and Term.  The Plan shall be effective on the earlier of its adoption by the Board, and its approval by Corporation’s shareholders.  The Plan shall continue in effect for fifteen (15) years unless terminated sooner.  Subject to Applicable Laws and the provisions of Section 16, Awards may be granted upon the Plan becoming effective.

13.	Amendment, Suspension, and Termination.

(a)
The Board may, in its exclusive discretion, amend or suspend the Plan at any time and from time to time, and terminate the Plan at any time.  The Corporation shall, to the extent required by Applicable Laws, obtain shareholder approval of any amendment.

(b)	The Administrator shall not grant Awards during any suspension of the Plan and after its termination.

(c)
Any amendment, suspension, or termination of the Plan (a “Change”) shall not adversely affect or terminate (i) outstanding Award Agreements executed prior to the Change; (ii) the indemnification obligations under the Plan for representations, warranties, acts, and failures to act that were made or occurred prior to the Change; (iii) the indemnification obligations under Section 20 for the provision for Fees for Fees contained in Section 21 prior to the Change, and for the payment of Fees for Fees under Section 21 for claims that accrued prior to the Change; and (iv) the indemnification obligations under Section 21 for the payment of Fees for Fees for claims that accrued prior to the Change; provided, however, that the Board may amend the Plan to change the provisions to bring an outstanding Award Agreement into compliance with, or obtain an exemption from, the requirements of Code Section 409A.

14.
No Effect on Service Relationship.  The Plan, any Award, and any Award Agreement shall not confer on a Grantee any employment rights or any other right regarding the Grantee’s service, nor shall they restrict the Grantee’s right or the Corporation’s, a Parent’s, or a Related Entity’s right to terminate the Grantee’s service with or without Cause.

15.
No Effect on Other Plans.  Except as otherwise provided in a governing document of another plan, arrangement, or agreement of the Corporation, a Parent, or a Related Entity (the “Other Plan”), the income and gain realized or recognized under an Award shall not be compensation for determining contributions and benefits under any Other Plan.  Other Plans include without limitation any tax-qualified or nonqualified welfare benefit plan, tax-qualified or  nonqualified deferred compensation plan, bonus plan, equity compensation plan, and severance plan.

16.
Shareholder Approval.  Shareholder approval shall be obtained in accordance with the Corporation’s articles of incorporation and bylaws, and Applicable Laws.  The Administrator may grant Awards prior to shareholder approval, but until the Corporation obtains this approval, a Grantee shall not vest in the Restricted Stock Award.

17.	Date of Grant. See Section 2(m) for definition.

18.	Governing Law. The Plan shall be governed by the laws of the State of Indiana regardless of the laws that might otherwise apply under applicable principles of conflict of laws.

19.
Payment of Expenses.  The Corporation shall pay all reasonable expenses of the Plan’s administration incurred by the Board, each Committee, and each Director, Officer, and employee acting on behalf of the Board or a Committee.

20.	Indemnification.

(a)
The Corporation shall indemnify the Board, each Committee, and each Director, Officer, and Employee acting on behalf of the Board or a Committee (an “Indemnitee”) for all assessments, claims, costs, damages, expenses, fines, judgments, liabilities, losses, penalties, and reasonable accountant’s, actuary’s, and attorney’s and paralegal’s fees and disbursements arising from or related to (i) any act or failure to act in the Plan’s administration, except when due to that person’s or entity’s gross negligence or intentional misconduct; and (ii) all claims by the Internal Revenue Service or other tax authority that the provision for, or payment of, Fees for Fees does not satisfy the requirements of Code Section 409A or an exemption thereto.  Except as otherwise provided in this Section 20, the Corporation shall make the indemnification payments within sixty (60) days after the indemnified amount is incurred.

(b)
The Corporation shall pay an Indemnitee an additional amount (the “Gross-Up Payment”) if (i) the Corporation’s counsel delivers a written opinion addressed to the Board and the Indemnitee that it is more likely than not that the provision for, or payment of, Fees for Fees does not satisfy the requirements of Code Section 409A or an exemption thereto; (ii) the Internal Revenue Service or other tax authority issues a final and non-appealable or non-reviewable assessment, or a court enters a final and non-appealable judgment, that the provision for, or payment of, Fees for Fees does not satisfy the requirements of Code Section 409A or an exemption thereto; or (iii) the Board otherwise determines in writing to have the Corporation pay the Gross-Up Payment.  The Corporation shall pay the Gross-Up Payment within sixty (60) days after the date provided in the written opinion, issuance of the assessment, entry of the judgment, or issuance of the written determination.

(c)
The Gross-Up Payment shall equal an amount such that after the Indemnitee’s payment of all Taxes, interest, and penalties imposed on the Gross-Up Payment, the Indemnitee retains an amount of the Gross-Up Payment equal to the sum of (i) the interest under Code Section 409A(a)(1)(B)(i)(I) and (ii); (ii) the additional Tax under Code Section 409A(a)(1)(B)(i)(II); (iii) any penalties resulting from a violation of Code Section 409A; and (iv) if the Indemnitee recognizes income from the provision for, or payment of, Fees for Fees prior to the taxable year that the Fees for Fees would have been included in the Indemnitee’s gross income in the absence of Code Section 409A, the amount of the Taxes on the income recognized other than the additional Tax under (ii).

(d)
The Gross-Up Payment is the exclusive indemnification payment to which an Indemnitee is entitled under subparagraph (a)(ii) other than the costs, expenses, and reasonable accountant’s, actuary’s, and attorney’s and paralegal’s fees and disbursements incurred in audits and administrative and judicial proceedings, and the payments under subparagraph (g).

(e)
Only the Indemnitee to whom the Corporation’s counsel written opinion under subparagraph (b) is addressed may rely on the opinion and receive a Gross-Up Payment based on it, and no other Indemnitee may rely on it and receive a Gross-Up Payment based on it.

(f)
The Indemnitee shall give the Board written notice of any claim by the Internal Revenue Service or other tax authority that the provision for, or payment of, Fees for Fees does not satisfy the requirements of Code Section 409A or an exemption thereto.  The Indemnitee shall give this notice as soon as practicable but no later than ten (10) days after the Indemnitee receives written notice of the claim.  The Indemnitee shall not pay the claim prior to the expiration of thirty (30) days following the date on which the Indemnitee gives notice to the Board (or such shorter period ending on the date that any payment of Taxes pursuant to the claim is due).  If the Board gives the Indemnitee written notice prior to the expiration of this period that the Corporation wishes to contest the claim, the Indemnitee shall (i) give the Corporation all information reasonably requested by the Board relating to the claim; (ii) take such action or refrain from taking such action in contesting the claim as the Board reasonably requests in writing, including without limitation accepting legal representation by a law firm selected by the Board; (iii) cooperate with the Corporation in contesting the claim; and (iv) permit the Corporation to participate in all audits and administrative and judicial proceedings.

(g)
If the Board directs the Indemnitee to pay the claim under subparagraph (f) and sue for a refund, the Corporation shall advance the amount of the payment to the Indemnitee on an interest-free basis, and shall indemnify the Indemnitee on an after-Tax basis for all Taxes, interest, and penalties imposed on the advance and any imputed income on the advance.  The Corporation shall make the foregoing indemnification payments within sixty (60) days after the Indemnitee remits the Taxes, interest, and penalties to the tax authorities.  If the Indemnitee receives a refund, the Indemnitee shall promptly pay the Corporation the amount of the refund together with any interest paid or credited after Taxes thereon.  If a court enters a final and non-appealable judgment that the Indemnitee is not entitled to a refund, the Corporation shall forgive the advance, and the amount of the advance shall offset the amount of the Gross-Up Payment.

(h)
If the Board determines to enter into a final and non-appealable settlement agreement with respect to a claim under subparagraph (f) or a suit for refund under subparagraph (g) with the Internal Revenue Service or other tax authority, the Indemnitee shall consent to the settlement agreement.

(i)
If the Indemnitee takes a deduction with respect to the Indemnitee’s payment of Fees for Fees in determining taxable income in one or more taxable years subsequent to the taxable year in which the Indemnitee recognized income from the provision for, or payment of, Fees for Fees due to a violation of Code Section 409A (the “Deduction”), the Indemnitee shall pay the Corporation the reduction in Taxes resulting from the Deduction within sixty (60) days after the initial due date of the applicable returns for the subsequent taxable year or years.

(j)	If the Corporation’s counsel delivers a written opinion addressed to the Board and the Indemnitee that is more likely than not that the Indemnitee is entitled to a Deduction for one or more taxable years, the Indemnitee shall, in accordance with the instructions set forth in the opinion, take the Deduction on all applicable returns to be filed, and file all applicable amended returns with the Deduction.  For the returns to be filed, the Indemnitee shall make the payment under subparagraph (i).  For the amended returns, if the claim for refund is granted and the Indemnitee receives a refund, the Indemnitee shall promptly pay the Corporation the amount of the refund together with any interest paid or credited after Taxes thereon.  If the claim for refund is denied, the provisions of subparagraph (l) shall apply.

(k)
The Indemnitee shall give the Board written notice of any claim by the Internal Revenue Service or other tax authority to disallow the Deduction.  The Indemnitee shall give this notice as soon as practicable but no later than ten (10) days after the Indemnitee receives written notice of the claim.  The Indemnitee’s notice to the Board shall contain a copy of the entire written claim.  The Indemnitee shall not pay the claim prior to the expiration of thirty (30) days following the date on which the Indemnitee gives notice to the Board (or such shorter period ending on the date that any payment of Taxes pursuant to the claim is due).  If the Board gives the Indemnitee written notice prior to the expiration of this period that the Corporation wishes to contest the claim, the Indemnitee shall (i) give the Corporation all information reasonably requested by the Board relating to the claim; (ii) take such action or refrain from taking such action in contesting the claim as the Board reasonably requests in writing, including without limitation accepting legal representation by a law firm selected by the Board; (iii) cooperate with the Corporation in contesting the claim; and (iv) permit the Corporation to participate in all audits and administrative and judicial proceedings.

(l)
If the Board directs the Indemnitee to pay the claim under subparagraph (k) and sue for a refund, or if the Board directs the Indemnitee to sue for a refund in response to the denial of the claim for refund under subparagraph (j), the provisions of subparagraph (g) shall apply, other than the requirement to offset the amount of the Gross-Up Payment.

(m)
If the Board determines to enter into a final and non-appealable settlement agreement with respect to a claim under subparagraph (k) or a suit for refund under subparagraph (l) with the Internal Revenue Service or other tax authority, the Indemnitee shall consent to the settlement agreement.

(n)
The Corporation shall indemnify the Indemnitee for all reasonable accountant’s, actuary’s, and attorney’s and paralegal’s fees and disbursements incurred by the Indemnitee in taking the Deduction, filing amended returns, suing for a refund, and contesting a claim to disallow the Deduction.  The Corporation shall make the foregoing indemnification payments within sixty (60) days after the indemnified amount is incurred.  If the Internal Revenue Service or other tax authority makes a claim under subparagraph (k), the Corporation shall indemnify the Indemnitee on an after-Tax basis for all Taxes, interest, and penalties arising from or related to the claim.  The Corporation shall make the foregoing indemnification payments within sixty (60) days after the Indemnitee remits the Taxes, interest, and penalties to the tax authorities.

(o)
The provisions of subparagraphs (i) through (n) shall apply only to the extent that the amount of the Deduction does not exceed the amount of income previously recognized by the Indemnitee from the provision for, or payment of, Fees for Fees due to a violation of Code Section 409A.  The Corporation shall not have any obligations under subparagraphs (i) through (n) for a taxable year if the Board determines and gives the Indemnitee written notice that the Corporation waives, or returns to the Indemnitee, the payment under subparagraph (i) for the taxable year, or the Corporation’s counsel does not deliver the opinion under subparagraph (j) for the taxable year.

21.    Enforcement of Indemnification Obligations.

(a)
If an Indemnitee brings an action to recover on claims for any indemnification obligation under the Plan, the indemnifying person or entity shall also indemnify the Indemnitee for all costs, expenses, and reasonable accountant’s, actuary’s, and attorney’s and paralegal’s fees and disbursements incurred by the Indemnitee in bringing those indemnification claims on which the Indemnitee substantially prevails (“Fees for Fees”).

(b)
For purposes of this Section 21, reasonable accountant’s, actuary’s, and attorney’s and paralegal’s fees indemnified by the Corporation means the product of the average hourly rate for each group of personnel based in the United States (“Personnel”) multiplied by the number of hours worked by that group.  The average hourly rates are the average hourly rate of each group of Personnel of the ten (10) largest accounting, actuarial (including without limitation the actuarial departments of accounting and consulting firms), and law firms with one or more offices in the United States by annual worldwide gross revenue (the “Firms”).  Each group of Personnel shall be classified by at least: one (1), five (5), ten (10), fifteen (15), twenty (20), twenty-five (25), and thirty (30) years of experience in the applicable area of expertise.  Reasonably disbursements means those reasonable expenses customarily billed by the Firms to their clients in addition to the hourly rates of Personnel, including without limitation charges for electronic research services, expert witnesses, investigators, faxes, lodging, meals, messengers, overnight delivery, overtime for support staff, photocopying, postage, preparation of exhibits, telephone calls, transcripts, and transportation.

(c)
The indemnifying person or entity shall pay Fees for Fees within sixty (60) days after (i) entry of a final and non-appealable judgment for an award of Fees for Fees; or (ii) execution of a final and non-appealable settlement agreement for Fees for Fees.

(d)
The Corporation’s payment of Fees for Fees during an Indemnitee’s taxable year shall not affect any other expenses eligible for reimbursement or in-kind benefits to be provided in another taxable year.

(e)	An Indemnitee’s right to indemnification for Fees for Fees by the Corporation shall not be subject to liquidation or exchange for another benefit.

(f)
The Corporation’s indemnification obligations under this Section 21 shall apply from the date that an Indemnitee first has the right to act in the Plan’s administration and until expiration of the applicable statute of limitations as it may be tolled or extended for each claim to which the Indemnitee is entitled to indemnification (the “Claim Period”).  If a claim is made during the Claim Period, the indemnification obligation shall continue beyond the Claim Period until final resolution of the claim.

22.	Compliance With Other Laws.

(a)	For Grantees subject to Section 16 of the Exchange Act:

(i)	the Plan is intended to satisfy the provisions of Rule 16b-3;

(ii)	all transactions involving Grantees who are subject to Section 16b of the Exchange Act are subject to the provisions of Rule 16b-3 regardless of whether they are set forth in the Plan; and

(iii)	any provision of the Plan that conflicts with Rule 16b-3 shall not apply to the extent of the conflict.

(b)
If any provision of the Plan, any Award, or Award Agreement conflicts with the requirements of Code Section 162(m) or 422 for Awards subject to these requirements, then that provision shall not apply to the extent of the conflict.

(c)
Notwithstanding any other provision of the Plan, the Board and each Committee shall administer the Plan, and exercise all authority and discretion under the Plan, to satisfy the requirements of Code Section 409A or any exemption thereto.

23.
Successors. The Plan shall be binding upon and inure to the benefit of the Corporation, each Parent, Related Entity, Related Parent, and Subsidiary, the Board, each Committee, and each Director, Officer, and Grantee, and their permitted assigns, beneficiaries, and successors.

24.	Electronic Delivery. Any reference in the Plan to a written document shall include any document delivered electronically or posted on the Corporation’s, a Parent’s, or a Related Entity’s intranet.

25.
Headings and Captions.  The headings and captions in the Plan are inserted as a matter of convenience for organizational purposes, and do not construe, define, extend, interpret, or limit any provision of the Plan.

26.	Gender and Number. Whenever the context may require, any pronoun includes the corresponding masculine, feminine, or neuter form, and the singular includes the plural and vice versa.

27.	References. Any reference in the Plan to a statutory or regulatory provision shall include corresponding successor provisions.